UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Vincerx Pharma, Inc.

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Supplemental Information Regarding the Special Meeting of Stockholders to be Held on August 12, 2024

On July 8, 2024 Vincerx Pharma, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and provided to its stockholders of record as of July 2, 2024 a definitive proxy statement (the “Proxy Statement”) describing the matters to be voted on at a Special Meeting of Stockholders, to be held on August 12, 2024 at 10:00 a.m. Pacific Time via live audio webcast (the “Special Meeting”).

This supplement, dated August 2, 2024 (the “Supplement”), updates the Proxy Statement to reflect certain updates the Company is making to the terms of the proposed Repricing and Exchange Program, to, among other things, (i) lengthen the vesting schedule that will apply to RSUs to be granted in exchange for Eligible Options tendered in the Exchange; (ii) provide that the Repriced Option Retention Period will end early if an optionholder is terminated without cause; and (iii) address the possibility that some Eligible Options may not be subject to the Repricing as a result of changes in our stock price. Terms used in this Supplement, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

This Supplement amends and restates in their entirety the subsections set forth below, each of which were included in the Proxy Statement under “Proposal 1: Approval of Stock Option Repricing and Exchange Program”.

Repricing and Exchange Program

Structure

Our board of directors, based on the recommendation of our compensation committee (“Compensation Committee”), approved, subject to the approval of our stockholders at the Special Meeting, the Repricing and Exchange Program. If approved by stockholders, the exercise price per share of Eligible Options (as defined below) having an exercise price per share greater than the closing price of our common stock on the Nasdaq Capital Market (“Nasdaq”) on the date of the Special Meeting (the “Repricing Date”) would be reduced (the “Repricing”) to an amount equal to one hundred percent (100%) of the closing price of our common stock on Nasdaq on the Repricing Date, rounded up to the nearest penny (the “Repriced Exercise Price”). There will be no changes to the number of shares underlying the repriced options (the “Repriced Options”) or the vesting schedule or expiration dates of the Repriced Options.

Following the Repricing Date, we anticipate commencing an offer for eligible participants to surrender their Eligible Options in exchange for the grant under the Incentive Plan of RSUs that may be settled for shares of our common stock (the “Exchange”), with the number of RSUs granted determined based on an Exchange Ratio (as defined below).

Eligible Participants

Our current employees (including executive officers) and our current consultants (solely for purposes of this proposal defined as employees) who hold Eligible Options will be eligible to participate in the Repricing and Exchange Program. Our non-employee directors will not be eligible to participate. To be eligible for the Repricing, an employee must remain employed with the Company, or otherwise continue to provide services to the Company as a consultant, through the Repricing Date. To be eligible for the Exchange, an employee must be employed with the Company, or otherwise continue to provide services to the Company as a consultant, both at the time the Exchange commences and at the time RSUs are granted following completion of the Exchange. Employees who satisfy these criteria are referred to as “Eligible Participants.”

Eligible Options

All outstanding, non-exercised stock options held by an Eligible Participant as of the date of the Special Meeting will be eligible for the Repricing, and all outstanding, non-exercised stock options held by Eligible Participants upon completion of the Exchange will be eligible for the Exchange (as applicable, the “Eligible Options”).

Exchange Ratio

The Exchange will not be a one-for-one exchange. The total number of shares of our common stock underlying an RSU that an Eligible Participant will receive with respect to exchanged Eligible Options will be determined by dividing the number of shares underlying the exchanged Eligible Options by an Exchange Ratio and rounding to the nearest whole number. Immediately prior to the commencement of the Exchange, our Compensation Committee will determine an exchange ratio for Eligible Options on an approximate value-neutral basis, based on the Repriced Exercise Price, where applicable (the “Exchange Ratio”). There may be one single Exchange Ratio or multiple Exchange Ratios, as determined by our Compensation Committee, with the intent that the Exchange Ratio(s) will result in RSU grants having a fair value (determined for accounting purposes) that is intended to approximate the fair value of the Eligible Options (determined for accounting purposes) that were surrendered in the Exchange. This is intended to minimize any additional compensation expense that we may recognize with respect to the replacement RSUs, other than the compensation expense that might result from fluctuations in our stock price after the commencement of the Exchange but prior to its completion.

Vesting – Repriced Options

The Repriced Options will have the same vesting schedule as the Eligible Options prior to the Repricing. However, in order to exercise any Repriced Options that are not exchanged for RSUs in the Exchange, a holder of such Repriced Options must remain in the continuous employment with the Company, or otherwise continue to provide services to the Company as a consultant, until the end of the Repriced Option Retention Period (as defined below). If the holder exercises the Repriced Option prior to the end of the Repriced Option Retention Period, such holder will be required to pay a premium exercise price equal to the original exercise price per share of the Eligible Options. The “Repriced Option Retention Period” means the earliest of (i) 12 months following the Repricing Date; (ii) the consummation of a Change in Control (as defined in the Incentive Plan); (iii) termination of the employee’s employment or service with the Company due to death or Disability (as defined in the Incentive Plan); or (iv) or the Company’s termination of the employee’s employment or service with the Company other than for cause.

Vesting – Replacement RSUs

The RSUs granted in exchange for Eligible Options will not be vested on the date they are granted, even if the corresponding exchanged Eligible Options were previously vested. RSUs granted in exchange for Eligible Options will vest as follows: (i) any RSUs granted in exchange for vested Eligible Options and unvested Eligible Options that would have vested in calendar year 2024 will vest in full on December 1, 2024, (ii) any RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2025 will vest in full on September 1, 2025, (iii) any RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2026 will vest in full on September 1, 2026 and (iv) any RSUs granted in exchange for unvested Eligible Options that would have vested in calendar year 2027 will vest in full on September 1, 2027. All vesting is subject to continued service with the Company through the applicable vesting date, and subject to acceleration of vesting in the same manner as specified in the Eligible Option which the RSU replaces.

Implementation of Repricing and Exchange Program

We have not commenced the Repricing and Exchange Program, and we will not do so unless our stockholders approve this proposal. If our stockholders approve this proposal, the Repricing will occur on the date of our Special Meeting. Also, if our stockholders approve this proposal, we anticipate commencing the Exchange following the Repricing Date. The actual commencement date will be determined by our Compensation Committee but must occur within 12 months following the Repricing Date. If the Exchange is not commenced within this timeframe, we would not conduct the Exchange without again seeking stockholder approval. Even if the Repricing and Exchange Program is approved by our stockholders, our Compensation Committee or board of directors may decide not to implement the Exchange and, even if implemented, retain the authority in their discretion to terminate, amend, or postpone the Exchange at any time prior to its completion.

Upon commencement of the Exchange, Eligible Participants holding Eligible Options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the Exchange. At or before the commencement of the Exchange, we will file an Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Participants, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov. Eligible Participants will be given at least 20 business days to elect to surrender their Eligible Options in exchange for RSUs, which period may be extended by us subject to compliance with applicable law. Once the Exchange is closed, Eligible Options that were surrendered for exchange will be canceled, and our Compensation Committee will approve grants of RSUs to participating Eligible Participants in accordance with the terms of the offer and covering a number of shares of our common stock based on the applicable Exchange Ratio. The RSUs will be granted under our Incentive Plan and will be subject to the terms of the Incentive Plan and a separate RSU agreement to be entered into with each Eligible Participant.

Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Exchange, it is possible that we may need to alter the terms of the Exchange to comply with comments from the SEC. It is also possible that we may need to make modifications to the Exchange for other legal, tax, accounting, or administrative reasons, and our Compensation Committee and board of directors will retain the discretion to make any such changes to the terms of the Exchange.

Accounting Treatment of the Repricing

Under Financial Accounting Standards Codification Topic 718, the incremental compensation expense will be measured as the excess of the fair value of the Repriced Options over the fair value of the Eligible Options, measured immediately prior to the Repricing, and will be recognized over the remaining vesting period of the Repriced Option.

Under Financial Accounting Standards Codification Topic 718, for Eligible Options that are exchanged for RSUs, the incremental compensation expense will be measured as the excess, if any, of the fair value of the RSU granted over the fair value of the Eligible Options surrendered in exchange for such RSU, measured immediately prior to the cancellation of the Eligible Options, and will be recognized over the vesting period of the RSUs.

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Important Information

The information contained in this Supplement is incorporated by reference into the Proxy Statement and should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information in this Supplement differs from, or updates information contained in, the Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Proxy Statement.

If you have not already submitted a proxy for use at the Special Meeting, you are urged to do so promptly. This Supplement does not affect the validity of any proxy or voting instructions that the Company may have previously received. No action is required by any Company stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote. If you would like to revoke or change your prior vote, please refer to page 2 of the Proxy Statement for instructions on how to do so.